Exhibit 99.1

Richfield Oil & Gas Company announces new independent board member

SALT LAKE CITY, UT--(12/10/12)- Richfield Oil & Gas Company ("Richfield"), an energy company engaged in the acquisition, exploration, development and drilling of oil and natural gas properties, is pleased to announce that it has received its trading symbol which is “ROIL”.

In addition, Thomas R. Grimm has joined the Board of Directors as a fifth director. The Richfield Board now includes three independent Directors.

Mr. Grimm brings years of top-level business and entrepreneurial experience to Richfield. Tom has served as: President and CEO of Sam’s Club, as well as Executive Vice President for Wal-Mart Stores Inc., based in Bentonville Arkansas; and President and CEO of Pace Membership Warehouse, a subsidiary of Kmart Stores Inc., based in Denver Colorado. Mr. Grimm was the founder, President and CEO of Price Savers Membership Warehouse, based in Salt Lake City Utah, which achieved one billion in sales in its last year prior to being sold to Kmart. Tom worked with other companies such as: Target Stores division of Dayton Hudson; Venture Stores division of May Company; and Medi-Mart division of Stop N Shop Companies. Tom is currently a Partner in RST LLC. RST supplies product to .com’s such as Costco, Amazon, Overstock, Home Depot and many others. RST also operates two websites, Flowwall.com and RSToutdoors.com. Tom is a graduate of Weber State University

Douglas Hewitt, Chairman & CEO of Richfield stated, “The addition of Tom to the Board will provide the Company with additional experience in the public market place. We now have three independent Directors with substantial years of expertise in the public market which will allow the management to draw upon the experience of all of our Directors for the benefit of our shareholders.”

About Richfield Oil & Gas Company

Salt Lake City-based Richfield Oil and Gas Company is a publicly held independent oil and gas company engaged in the exploration, exploitation, acquisition and production of crude oil and natural gas in the United States. The Company’s core areas include Central Utah where Richfield is the operator and majority working interest owner of approximately 11,000 net acres. Richfield has further exposure to low-risk development drilling for oil and natural gas in the Central Kansas Uplift Project where the Company focuses principally on optimizing production in its oil projects where it leases over 3,000 net acres. Please visit www.richfieldoilandgas.com for additional information.

Contact

John Huemoeller II

801-519-8500